UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _________ )

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ACETO CORPORATION

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Supplement to Aceto Corporation’s Definitive Proxy Statement for

its Annual Meeting of Stockholders

To Be Held on Tuesday, December 15, 2015

This proxy statement supplement (the “Proxy Supplement”) updates and amends the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on October 26, 2015, regarding the 2015 Annual Meeting of Shareholders of Aceto Corporation (“Aceto” or the “Company”) to be held on December 15, 2015, at 10:00 a.m. Eastern Standard Time, at the Company’s offices, 4 Tri Harbor Court, Port Washington, New York (the “Annual Meeting”).

In light of a notes offering by the Company after the date the Proxy Statement was filed, the purpose of this Proxy Supplement is to provide updated information with respect to Proposal 2 – the proposal to amend Aceto’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 40,000,000 shares to 75,000,000 shares.

Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

Summary

•	Shareholder approval of Proposal 2 to increase the number of authorized shares of Common Stock from 40,000,000 shares to 75,000,000 shares will require the Company to reserve approximately 5.2 million shares of Common Stock for possible issuance upon exercise of certain warrants issued in connection with the notes offering.

•	No dilution to Aceto’s Common Stock will occur related to the exercise of those warrants unless the market price of the Common Stock exceeds $44.7125 per share on any expiration date of the warrants (a period of 120 scheduled trading days beginning February 1, 2021, but may be earlier under certain limited circumstances). After the final expiration date of the warrants, the market price will not cause dilution to Aceto’s Common Stock pursuant to the warrants.

•	As an example only, if the market price of Aceto’s Common Stock on the November 10, 2015 date of the notes offering ($25.55) doubled to $51.10 on February 1, 2021 and remained there for the entire 120 scheduled trading day expiration period, Aceto would be required to issue a total of 540,983 shares of Common Stock.

Discussion

On November 16, 2015, Aceto issued $125 million aggregate principal amount of 2.00% convertible senior notes due 2020 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. On November 23, 2015, Aceto issued an additional $18.75 million aggregate principal amount of the Notes upon exercise by the initial purchasers of an option to cover over-allotments. The sale of the Notes is expected to result in approximately $138.7 million in net proceeds to Aceto after deducting the initial purchasers’ discount and estimated offering expenses payable by Aceto. Aceto will use approximately $77.3 million of the net proceeds from the offering to reduce the indebtedness under its existing credit facilities and approximately $13.5 million of such net proceeds to pay the cost of convertible note hedge transactions described below (as reduced by the proceeds from the warrant transactions described below). The remaining net proceeds from the offering will be used for general corporate purposes, which may include funding research, development and product manufacturing, acquisitions or investments in businesses, products or technologies that are complementary to Aceto’s own, increasing working capital and funding capital expenditures.

In connection with the pricing of the Notes, Aceto entered into privately negotiated convertible note hedge transactions with Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association (the “Option Counterparties”), affiliates of certain of the initial purchasers. The convertible note hedge transactions are generally expected to reduce the potential dilution to Aceto’s Common Stock and/or offset any cash payments that Aceto is required to make in excess of the principal amount of converted notes upon any conversion of the Notes. As designed, the convertible note hedge transaction will generally enable Aceto to avoid any dilution to Aceto’s Common Stock from the conversion of the Notes unless and until the market price of the Common Stock exceeds $44.7125 per share. The convertible note hedge transactions cover, subject to anti-dilution adjustments substantially similar to those in the Notes, 4,327,867 shares of the Company’s Common Stock, the same number of shares underlying the Notes, at a strike price that corresponds to the initial conversion price of the Notes, and are exercisable upon conversion of the Notes. The convertible note hedge transactions will expire upon the maturity of the Notes and are designed to cover shares and/or cash that Aceto will be called upon to issue and/or pay, as the case may be, in excess of the principal amount of such converted Notes upon any conversion of Notes.

Aceto also entered into privately negotiated warrant transactions with the Option Counterparties. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of Aceto’s Common Stock exceeds the applicable strike price ($44.7125 per share) of the underlying warrants (the “Warrants”) on any expiration date of the Warrants. Subject to anti-dilution adjustments and the net share settlement provisions contained therein, the Warrants cover 4,327,867 shares of the Company’s Common Stock at an initial strike price of $44.7125 per share, which represents a premium of 75% over the last reported sale price of the Company’s common stock of $25.55 on November 10, 2015. Upon exercise of the Warrants, the Company’s obligation is to issue shares of Common Stock having a market value equal to the in-the-money value of the Warrants. Thus, by way of example, if the market price of Aceto’s Common Stock were to increase to $51.10 (a doubling of the November 10, 2015 price) at the time of the exercise of the Warrants, the in-the-money value of the Warrants would equal $27,644,250, requiring Aceto to issue a total of 540,983 shares of Common Stock.

On October 31, 2015, Aceto had 29,502,043 shares of Common Stock outstanding and had reserved approximately 765,000 shares of Common Stock for issuance pursuant to its equity compensation plans. In connection with the issuance of the Notes, Aceto reserved approximately 5.6 million shares of Common Stock for issuance upon conversion of the Notes and approximately 3.5 million shares of Common Stock for issuance upon exercise and settlement or early termination of the Warrants.

If Aceto’s shareholders approve the proposal (i.e., Proposal 2) to increase the number of authorized shares of Common Stock, Aceto will reserve approximately 5.2 million additional shares of Common Stock for issuance upon exercise of the Warrants pursuant to the terms thereof. As a result, if Aceto’s shareholders approve the proposal to increase the number of authorized shares of Common Stock from 40,000,000 shares to 75,000,000 shares, the Company will have the authority to issue, without further shareholder approval, approximately 29.8 million of those shares of Common Stock for purposes unrelated to the Notes and the Warrants while shares remain reserved for the Notes and the Warrants. Such shares would be available for a variety of corporate purposes, including, among other things, opportunistic issuances in connection with public or private capital raising transactions, the acquisition of other companies, the establishment of strategic relationships with corporate partners, the declaration of stock dividends, stock splits or other distributions, the refinancing and repayment of existing debt, the issuance of equity and equity-based awards pursuant to the Company’s incentive plans, and other general corporate purposes.

If Aceto’s shareholders do not approve the proposal to increase the number of authorized shares of Common Stock, Aceto’s ability to issue shares of Common Stock without obtaining further authorization from its shareholders would be limited significantly. In that case, Aceto would have only approximately 600,000 shares of Common Stock available for issuance without further shareholder approval for purposes unrelated to the Notes and the Warrants (excluding the 765,000 shares presently reserved for issuance pursuant to Aceto’s equity compensation plans).

ACETO’S BOARD CONTINUES TO RECOMMEND THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED FROM 40,000,000 SHARES TO 75,000,000 SHARES (PROPOSAL TWO).

If you have already voted your shares, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

By order of the board of directors,

Douglas Roth
Chief Financial Officer and Assistant Secretary

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